News Release

LANDAUER

LANDAUER, INC. APPOINTS MARK ZORKO AS INTERIM CHIEF FINANCIAL OFFICER

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, IL— June 23, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, announced that Mark Zorko has been named Interim Chief Financial Officer of the company effective immediately.  Mr. Zorko will replace Michael K. Burke, who has left the company to pursue other interests.

“Mark has been a great complement to our executive team. Over the past few months he has demonstrated the value of his broad experience while providing strategic counsel to Landauer,” said Bill Saxelby, President and Chief Executive Officer of Landauer, Inc.  “Mark’s extensive financial and public company experience as a CFO, as well as in lead senior operating roles and his independent Board of Director responsibilities,  means he is well suited to focus on maximizing operational efficiencies,  strategy development and maintaining and fostering our strong cash flow generation, which will help enable future growth and drive shareholder value.”

Saxelby concluded, “I would like to thank Michael for his many contributions to the Company over the past two and a half years and wish him well in his future endeavors.”

Mr. Zorko has served as Senior Financial Advisor of the Company since April 2014.  Prior to that time, Mr. Zorko served as the Chief Financial Officer of Steel Excel, Inc. (“SXCL”) until May 2013. He also served as the President and Chief Executive Officer of SXCL’s subsidiary Well Services Ltd. (“WSL”) in 2012 and Chief Financial Officer of DGT Holdings Corp. (“DGTC”) from 2006 through 2012.  SXCL, WSL and DGTC are all affiliated with Steel Partners Holding, L.P. (NYSE: SPLP), a publicly-traded diversified global holding company.  From 2000 to 2010, Mr. Zorko was a Partner at Tatum, LLC, a professional services firm, where he held the Chief Financial Officer position with public and private client companies.  His prior experience also includes serving as the corporate controller for Zenith Data Systems Corporation and finance manager positions with Honeywell, Inc.  Mr. Zorko is on the Board of Directors of MFRI, Inc., (NASDAQ:MFRI), where he chairs the Audit Committee and serves on the Compensation and Nominations/Governance Committees. He is also on the Audit Committee for Opportunity Int’l, a microfinance bank, and on the Finance Committee for the Alexian Brothers Health System.  Mr. Zorko earned a BS degree in accounting from The Ohio State University, an MBA from the University of Minnesota, and completed the FEI’s Chief Financial Officer Program at Harvard

University.  He is a Certified Public Accountant and a member of the National Association of Corporate Directors.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community.  Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit our website at http://www.landauer.com.

For the latest news releases and other corporate documents on Landauer, Inc., visit

www.landauer.com

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  landauerinc.com